EXHIBIT 23












The Board of Directors
SI Handling Systems, Inc.:


We consent to the incorporation by reference in the registration statements (No. 333-10181, No. 333-25555, and No. 333-36397) on Form S-8 of SI Handling Systems,
Inc. of our report dated March 7, 2000, except for Note 14 which is as of March 30, 2000, relating to the consolidated balance sheets of SI Handling Systems, Inc. and subsidiary as of December 31, 1999, and the related statements of operations, stockholders' equity and cash flows for the ten months ended December 31, 1999 and for the years ended February 28, 1999 and March 1, 1998, and all related schedules, which report appears in the December 31, 1999 annual report on Form 10-K of SI Handling Systems, Inc.



                                                              /s/ KPMG LLP
                                                              KPMG LLP







Allentown, Pennsylvania
March 30, 2000